EXHIBIT A

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

               In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agrees to the joint filing in the Statements referred to below) on behalf of each of them of statements of beneficial ownership (collectively, “Statements”) pursuant to Regulation 13D-G under the Exchange Act (including amendments to such Statements) with respect to the Common Stock, par value $.01 per share (the “Common Stock”), of LifePoint, Inc., a Delaware corporation,and that this Agreement be included as an Exhibit to such joint filing.

               Each of the undersigned Reporting Persons hereby constitutes and appoints ROBERT T. TUCKER, with full power of substitution, as the attorney-in-fact of the undersigned for the purpose of executing and filing all Statements to be filed by such Reporting Persons (including amendments thereto) with respect to the Common Stock and Warrant. This Agreement and Power of Attorney may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the undersigned hereby execute this Agreement and Power of Attorney this 3rd day of October, 2003.

ST. CLOUD INVESTMENTS, LTD.

By: /s/ Robert T. Tucker Name: Robert T. Tucker Title: Director

/s/ Paul Caland Paul Caland